Exhibit 99.1

For additional information, contact
Investor Relations, (301) 419-7877
June 27, 2007	Email: info@spherix.com

SPHERIX SIGNS DEFINITIVE AGREEMENT FOR SALE OF INFORMATION SUBSIDIARY

Provides Update On Becoming A Biotech Company

BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) has signed the definitive agreement to sell the stock of its subsidiary, InfoSpherix Incorporated, to The Active Network Inc.  Spherix will receive $17 million in an all cash transaction ($15 million at closing and $2 million following a 15-month escrow period).  This combined with the $6 million received from the NRRS settlement (see Spherix press release dated October 26, 2006), will provide the necessary funding for Spherix’s transition to a biotech company.

This matter will be put before Spherix’s shareholders for vote at the 2007 Annual Shareholders Meeting.  The Annual Meeting is tentatively scheduled to be held mid- to late-August, pending timely approval of the Proxy Statement by the SEC.  Closing will occur within a few days following shareholder approval.

The sale will allow Spherix to become a funded biotech company, whose main priority will be to commercialize Naturlose®, which the Company is currently studying as a treatment for Type 2 diabetes through a large-scale Phase 3 clinical trial.  Company officials recently met with representatives from its Contract Research Organizations in the U.S. and Australia, and with the majority of the principal investigators.  The trial, which began earlier this year, is progressing as planned, with testing scheduled to finish in early 2009.

Richard Levin, Spherix CEO and President, said, “We are pleased at the enthusiasm expressed for our product at the investigator meetings, and completion of this trial will be a major step in the commercialization of Naturlose.  The consummation of this deal will allow Spherix to complete the Phase 3 trial, better position Naturlose for the diabetes market, and permit us to complete other research.”

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

About Spherix Incorporated

Under its motto, “A World of Solutions,” Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.  InfoSpherix designs, hosts, and operates real-time business and contact center solutions for government agencies, with a major focus on public park agencies. InfoSpherix is a wholly owned subsidiary of Spherix Incorporated, based in Beltsville, Maryland.  After the sale of InfoSpherix, Spherix will devote its full effort to the new biotech company.

About The Active Network, Inc.

The Active Network, Inc., based in San Diego, Calif., provides application services technology and marketing access to community service and participatory sports organizations, and is a leading online community for active lifestyles.

Our Internet address is http://www.spherix.com.

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